Filed pursuant to Rule 433

Pricing Sheet dated June 28, 2007

Relating to Preliminary Prospectus Supplement dated June 27, 2007

Registration Statement No. 333-140452

CROWN CASTLE INTERNATIONAL CORP.

Pricing Sheet – June 28, 2007

36,389,617 Shares of Common Stock

The following information, filed pursuant to Rule 433, supplements the Preliminary Prospectus Supplement dated

June 27, 2007, Registration Statement No. 333-140452

Issuer:	Crown Castle International Corp. (the “Company”)

Symbol:	NYSE/CCI

Price to public:	$35.83 per share

Shares offered:	36,389,617 shares of common stock by selling stockholders of Crown Castle International Corp.

Common stock outstanding immediately after this offering (correction to page s-3 of the Preliminary Prospectus Supplement dated June 27, 2007):	284,632,422 shares

Selling Stockholder ownership post offering:	After giving effect to the sale by the selling stockholders, Fortress Investment Group LLC and its affiliated funds will not own any shares of common stock of the Company except that they may be deemed to beneficially own 2,464 shares of common stock of the Company held by Wesley R. Edens. Greenhill Capital Partners, LLC and certain of its affiliates will collectively own 5,298,328 shares of common stock of the Company and certain investment funds affiliated with Abrams Capital, LLC will collectively own 7,109,999 shares of common stock of the Company.

Trade date:	June 28, 2007

Closing date:	July 5, 2007

CUSIP:	228227104

Underwriters:	Morgan Stanley & Co. Incorporated Allen & Company LLC Banc of America Securities LLC

Crown Castle International Corp. has previously filed a registration statement (including a prospectus) on Form S-3 with the Securities and Exchange Commission (the "SEC") for the offering to which this communication relates, which registration statement was automatically effective on February 5, 2007. Before you invest, you should read the prospectus supplement to the prospectus in that registration statement and the other documents the Company has filed with the SEC for more complete information about the Company and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, a copy of the prospectus relating to this offering may also be obtained by contacting Morgan Stanley & Co. Incorporated, Prospectus Department, 180 Varick Street, 2nd Floor, New York, NY 10014, 866-718-1649, or by e-mail at prospectus@morganstanley.com.